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                                                                    EXHIBIT 99.1

[PULTE HOMES(TM) LOGO]


FOR IMMEDIATE RELEASE                               Contact: James Zeumer
                                                    Pulte Homes, Inc.
                                                    Vice President
                                                    (248) 433-4597
                                                    email: jim.zeumer@pulte.com



                  PULTE HOMES PRESIDENT AND CEO MARK J. O'BRIEN
                      ANNOUNCES PLANS TO LEAVE THE COMPANY

            RICHARD J. DUGAS, JR., EXECUTIVE VICE PRESIDENT AND COO,
                    NAMED AS COMPANY'S NEXT PRESIDENT AND CEO

                   ADDITIONAL MANAGEMENT PROMOTIONS ANNOUNCED


         BLOOMFIELD HILLS, MI, MAY 13, 2003 -- Pulte Homes (NYSE: PHM) announced today that Mark J. O'Brien will be ending his 21-year career with the Company as of June 30, 2003. The Company's Board of Directors has named Richard J. Dugas, Jr., Pulte Homes' Executive Vice President and COO, to be the Company's next President and CEO effective July 1, 2003. William J. Pulte, Company Founder, will retain his position as Chairman of the Board.

         "During my six years as part of the senior management team, the Company has tripled revenues to $7.5 billion and increased earnings per share by over 450%," said Mr. O'Brien. "It is gratifying to have been a part of the business and organizational growth during this period, capped off with the successful merger and integration of Del Webb. I am very proud of how well these two companies came together. With the task of integrating the organizations completed, it is time for me to seek different opportunities."

         Mr. O'Brien has been with Pulte Homes for 21 years and has served as President and CEO since 2001. Under his leadership, Pulte Homes' sales have increased to over $7.5 billion, while the Company successfully integrated its Del Webb acquisition. Today, Pulte Homes operates in 44 markets throughout the country and continues to implement its strategy of serving all the major buyer segments: first time, first move up, second move up and active adult.

         "Mark has done an outstanding job leading this Company through the challenging integration phase following the merger with Del Webb," said William
J. Pulte. "I know I

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speak for the entire Board in thanking him for his leadership during this process and for his contributions to the Company's success over his 21 year career."

         In a separate release, the Company also announced that Roger A. Cregg has been promoted to Executive Vice President. Mr. Cregg retains his title of Chief Financial Officer. Leo J. Taylor has also been promoted to Executive Vice President, Human Resources, having previously been Senior Vice President, Human Resources.

         "Mark leaves the Company in an excellent position to deliver strong financial and business results in 2003 and beyond," said Mr. Pulte. "He also leaves the Company in good hands as Richard Dugas has demonstrated the leadership skills and business acumen required to lead the organization for many years to come. Over his career with Pulte Homes, I have come to appreciate Richard's commitment to delivering a superior customer experience and exceptional business results.

         "In promoting Richard, Roger and Leo, the Board is recognizing and rewarding the contributions that these individuals have made and the critical role they will play as we continue to implement the long-term strategies the Company has in place."

         Since 1994, Mr. Dugas has served in a variety of management positions at Pulte Homes, and was most recently Executive Vice President and Chief Operating Officer. Prior to joining the senior management team, he served as Coastal Region President with responsibility for the Company's Georgia, North Carolina, South Carolina and Tennessee operations. In 2001, the Coastal Region was Pulte Homes' largest, with approximately 3,400 closings and $650 million in revenues.

         Mr. Dugas has also served as City President and Market Manager for the Pulte Homes Atlanta Division and as Process Improvement Vice President, where he was responsible for driving system-wide process improvement in two major national initiatives. Prior to joining Pulte Homes, Mr. Dugas worked for PepsiCo in process improvement and plant operational efficiency and at Exxon Company in a variety of marketing, retail and customer service functions.

         Mr. Dugas earned a Bachelor of Science in Marketing from Louisiana State University.

About Pulte Homes

         Pulte Homes, Inc., (www.pulte.com) based in Bloomfield Hills, Michigan, has operations in 44 markets across the United States. Under its Del Webb (www.delwebb.com) brand, the Company is also the nation's leading builder of active adult communities for people age 55 and older. Over its history, the Company has constructed more than 300,000 homes and has been named Builder of the Year for 2002 by Professional Builder magazine. Pulte Mortgage LLC is a nationwide lender committed to meeting the financing needs of Pulte Homes' customers by offering a wide variety of loan products and superior customer service.

/Web site: http://www.pulte.com

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